Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2015 Results

Three-Year Contracts Awarded for ENSCO 110 and ENSCO 104
Highgrading Continues with Delivery of Two Ultra-Deepwater Drillships
Strong Safety Performance
London, England, 29 July 2015 … Ensco plc (NYSE: ESV) today reported earnings of $1.11 per share for second quarter 2015 compared to a loss of $5.07 per share a year ago. The loss from discontinued operations was $0.04 per share compared to a loss of $3.54 per share in second quarter 2014. Earnings from continuing operations were $1.15 per share in second quarter 2015 compared to a loss of $1.53 per share a year ago.
Several items influenced these comparisons:

•	Non-cash impairments of $1.5 billion or $6.47 per share in second quarter 2014:

◦	$704 million or $3.02 per share in continuing operations

◦	$797 million or $3.45 per share in discontinued operations

•	A loss of $7 million or $0.03 per share included in second quarter 2015 other expense related to a previously announced debt retirement

•	A non-cash impairment in discontinued operations of $7 million or $0.03 per share in second quarter 2015

•	Gains in discontinued operations on rig sales of $3 million or $0.01 per share in second quarter 2015 and $2 million or $0.01 per share in second quarter 2014

Excluding these items, earnings per share from continuing operations were $1.18 compared to $1.49 a year ago, and the loss from discontinued operations improved to $0.02 per share from a loss of $0.10 per share last year.

“Despite difficult market conditions, we achieved high levels of operational and safety performance including 98% uptime for our jackup rigs and a total recordable incident rate that remains on track to set another record in 2015,” said Chief Executive Officer and President Carl Trowell. “In terms of new business, we earned three-year contracts for two premium jackups — ENSCO 110 and ENSCO 104 — in the Middle East, our largest jackup market. We also recently signed letters of intent for multi-year terms for two jackups in the North Sea, plus a six-month extension for another rig in the region. Newbuild drillships, ENSCO DS-8 and ENSCO DS-9, are also projected to contribute to earnings this year.”

Second Quarter Results

Continuing Operations
Revenues were $1.059 billion in second quarter 2015 compared to $1.137 billion a year ago primarily due to a year-over-year decline in reported utilization to 76% from 84% a year ago. Also, the average day rate for the fleet declined to $237,000 in second quarter 2015 from $247,000 a year ago.
Contract drilling expense improved to $503 million in second quarter 2015 from $543 million a year ago, as lower compensation and repair and maintenance expense more than offset the reactivation of ENSCO 5004, ENSCO 5005 and ENSCO 5006 following shipyard upgrades and newbuilds commencing contracts.

There was no loss on impairment in second quarter 2015. Second quarter 2014 results included a loss on impairment of $704 million related to three floaters.
Depreciation expense increased to $141 million from $132 million in second quarter 2014 as several rigs were added to the operating fleet. General and administrative expense declined to $30 million in second quarter 2015, from $36 million last year, due to disciplined expense management including lower personnel costs.
Other expense increased to $55 million from $31 million a year ago. A $7 million loss to complete the previously announced retirement of 3.25% senior notes and other debt maturities contributed to this increase. Interest expense in second quarter 2015 was $51 million, net of $27 million of interest that was capitalized, compared to interest expense of $36 million in second quarter 2014, net of $19 million of interest that was capitalized. Interest expense increased year to year due to previously reported debt offerings of $1.25 billion in third quarter 2014 and $1.10 billion in first quarter 2015.
The effective tax rate was 17.5% in second quarter 2015 compared to an adjusted 10.4% a year ago excluding a loss on impairment and other discrete items in continuing operations. The year-to-year comparison was influenced by the mix of earnings from various tax jurisdictions and tax legislation enacted by the U.K. government.
Discontinued Operations
Discontinued operations include four floaters and two jackups held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $10 million for second quarter 2015 compared to $818 million a year ago. Second quarter 2015 results included a $7 million loss on impairment to adjust the fair value of a rig held for sale to scrap value. Excluding impairments and rig sales, the net loss from discontinued operations improved to $6 million in second quarter 2015 from $23 million a year ago due to disciplined expense management through proactive cold stacking of rigs held for sale.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $634 million in second quarter 2015 compared to $680 million in second quarter 2014 primarily due to lower utilization for several floaters in the U.S. Gulf of Mexico that contributed to a decline in the average day rate to $417,000 from $481,000 a year ago. Reported utilization was 76%, unchanged from a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 92%, equal to last year.

Floater contract drilling expense declined 10% to $278 million in second quarter 2015 from $310 million in second quarter 2014. Lower compensation and repair and maintenance expense more than offset an increase in expenses from reactivating three rigs.

Jackups
Jackup revenues were $384 million compared to $441 million a year ago. The decline was mostly due to fewer operating days for several jackups and the classification of three rigs to the Other segment that were previously sold and are now managed by Ensco on behalf of the buyer. These factors were partially offset by the addition of newbuild jackups ENSCO 121, ENSCO 122 and ENSCO 110 to the active fleet. The average day rate increased to $140,000 from $138,000 a year ago as newbuild, high-specification jackups commenced initial contracts. Reported utilization was 77% compared to 88% in second quarter 2014. Adjusted for uncontracted rigs and planned downtime, operational utilization in second quarter 2015 was 98% compared to 99% a year ago.

Contract drilling expense decreased 13% to $193 million in second quarter 2015. The decline was due in part to lower compensation and repair and maintenance expense, as well as the classification of three jackup rigs to the Other segment as noted above. These items were partially offset by an increase in contract drilling expense from three newbuild jackups.

Other
Other is composed of managed drilling rigs. As noted above, three jackups classified to the Other segment increased both revenues and contract drilling expense year to year. Revenues increased to $41 million from $17 million in second quarter 2014. Contract drilling expense increased to $32 million from $12 million a year ago.

	Second Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2015	2014	Chg	2015	2014	Chg	2015	2014	Chg	2015	2014	2015	2014	Chg

Revenues	634.3	679.5	(7)%	384.1	440.6	(13)%	40.6	16.5	146%	—	—	1,059.0	1,136.6	(7)%
Operating expenses
Contract drilling	277.7	309.9	(10)%	192.7	220.9	(13)%	32.2	11.7	175%	—	—	502.6	542.5	(7)%
Loss on impairment	—	703.5	nm	—	—	—	—	—	—	—	—	—	703.5	nm
Depreciation	94.4	88.3	7%	43.6	41.8	4%	—	—	—	2.5	2.1	140.5	132.2	6%
General and admin.	—	—	—	—	—	—	—	—	—	29.7	36.2	29.7	36.2	(18)%
Operating income (loss)	262.2	(422.2)	nm	147.8	177.9	(17)%	8.4	4.8	75%	(32.2)	(38.3)	386.2	(277.8)	nm

Financial Position — 30 June 2015

•	$7.4 billion of contracted revenue backlog excluding bonus opportunities

•	No significant debt maturities until second quarter 2019

•	$1.3 billion of cash and short-term investments

•	Net debt-to-capital ratio of 32% (net of $1.3 billion of cash and short-term investments)

•	$2.25 billion available revolving credit facility

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 30 July 2015, to discuss second quarter 2015 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing 1-855-239-3215 from within the United States and +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time.

A replay of the conference call will be available by phone through 31 August 2015 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10066953). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 27 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the fifth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Senior Manager - Investor Relations
713-430-4490

Thao Pham
Manager - Communications
713-430-4658

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

OPERATING REVENUES	$1,059.0	$1,136.6	$2,222.9	$2,203.3

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	502.6	542.5	1,020.9	1,062.7
Loss on impairment	—	703.5	—	703.5
Depreciation	140.5	132.2	277.6	263.3
General and administrative	29.7	36.2	59.8	74.3
	672.8	1,414.4	1,358.3	2,103.8

OPERATING INCOME (LOSS)	386.2	(277.8)	864.6	99.5

OTHER INCOME (EXPENSE)
Interest income	3.4	3.5	5.8	7.1
Interest expense, net	(51.2)	(36.4)	(103.6)	(71.0)
Other, net	(7.6)	2.1	(30.2)	4.0
	(55.4)	(30.8)	(128.0)	(59.9)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	330.8	(308.6)	736.6	39.6

PROVISION FOR INCOME TAXES	58.0	42.6	135.7	92.1

INCOME (LOSS) FROM CONTINUING OPERATIONS	272.8	(351.2)	600.9	(52.5)

LOSS FROM DISCONTINUED OPERATIONS, NET	(10.1)	(818.4)	(10.3)	(820.4)

NET INCOME (LOSS)	262.7	(1,169.6)	590.6	(872.9)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.4)	(3.1)	(5.6)	(7.3)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO	$260.3	$(1,172.7)	$585.0	$(880.2)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$1.15	$(1.53)	$2.53	$(0.27)
Discontinued Operations	(0.04)	(3.54)	(0.04)	(3.55)
	$1.11	$(5.07)	$2.49	$(3.82)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$256.7	$(1,174.8)	$577.7	$(884.1)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	232.1	231.5	232.0	231.4
Diluted	232.2	231.5	232.1	231.4

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$648.3	$664.8
Short-term investments	650.0	757.3
Accounts receivable, net	714.4	883.3
Other	627.9	629.4
Total current assets	2,640.6	2,934.8

PROPERTY AND EQUIPMENT, NET	13,169.9	12,534.8

GOODWILL	276.1	276.1

OTHER ASSETS, NET	251.5	314.2

	$16,338.1	$16,059.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$913.9	$1,069.8
Current maturities of long-term debt	14.4	34.8
Total current liabilities	928.3	1,104.6

LONG-TERM DEBT	5,911.3	5,885.6

DEFERRED INCOME TAXES	210.0	179.5

OTHER LIABILITIES	526.6	667.3

TOTAL EQUITY	8,761.9	8,222.9

	$16,338.1	$16,059.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,

	2015	2014

OPERATING ACTIVITIES
Net income (loss)	$590.6	$(872.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Discontinued operations, net	10.3	820.4
Depreciation expense	277.6	263.3
Other	62.7	6.1
Loss on impairment	—	703.5
Changes in operating assets and liabilities	(50.2)	42.5
Net cash provided by operating activities of continuing operations	891.0	962.9

INVESTING ACTIVITIES
Additions to property and equipment	(913.9)	(629.7)
Maturities of short-term investments	757.3	50.0
Purchases of short-term investments	(650.0)	(33.3)
Other	1.1	2.4
Net cash used in investing activities of continuing operations	(805.5)	(610.6)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,078.7	—
Reduction of long-term borrowings	(1,058.0)	(23.7)
Cash dividends paid	(70.5)	(351.2)
Premium paid on redemption of debt	(30.3)	—
Debt financing costs	(10.5)	—
Other	(6.8)	(13.4)
Net cash used in financing activities	(97.4)	(388.3)

DISCONTINUED OPERATIONS
Operating activities	(4.2)	(41.5)
Investing activities	(.6)	56.7
Net cash (used in) provided by discontinued operations	(4.8)	15.2

Effect of exchange rate changes on cash and cash equivalents	.2	.2

DECREASE IN CASH AND CASH EQUIVALENTS	(16.5)	(20.6)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	664.8	165.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$648.3	$145.0

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2015	2014	2015

Rig Utilization(1)

Floaters	76%	76%	86%
Jackups	77%	88%	87%

Total	76%	84%	86%

Average Day Rates(2)

Floaters	$417,463	$480,616	$425,278
Jackups	139,797	138,276	144,139

Total	$237,263	$246,698	$243,902

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

The table below reconciles earnings per share amounts reported in our statement of operations for the quarter ended June 30, 2014 to adjusted earnings per share amounts referenced in this earnings release. Reported earnings per share amounts have been adjusted to exclude impairment charges and the after-tax gain on sale of ENSCO 85, which is included in discontinued operations.

DILUTED EARNINGS PER SHARE RECONCILIATION:	Three Months Ended June 30, 2014
Earnings per share from continuing operations	As reported(1)	Loss on impairment	Gain on Sale of ENSCO 85	Adjusted(1)

Net (loss) income from continuing operations attributable to Ensco(2)	$(354.2)	$703.5	$—	$349.3
Net income allocated to non-vested share awards(3)	(2.1)	(1.6)	—	(3.7)
Net (loss) income from continuing operations attributable to Ensco shares	$(356.3)	$701.9	$—	$345.6

(Loss) earnings per share from continuing operations	$(1.53)	$3.02	$—	$1.49

Earnings per share from discontinued operations

Net (loss) income from discontinued operations attributable to Ensco(2)	$(818.5)	$796.8	$(2.3)	$(24.0)
Net income allocated to non-vested share awards(3)	—	—	—	—
Net (loss) income from discontinued operations attributable to Ensco shares	$(818.5)	$796.8	$(2.3)	$(24.0)

(Loss) earnings per share from discontinued operations	$(3.54)	$3.45	$(0.01)	$(0.10)

(1)	Diluted weighted-average shares are 231.5 million for "as reported" (loss) earnings per share and 231.7 million for all adjustments and "adjusted" (loss) earnings per share.

(2)
Net (loss) income from continuing operations attributable to Ensco and net (loss) income from discontinued operations attributable to Ensco are exclusive of income attributable to non-controlling interest of $3.0 million and $100,000, respectively.

(3)	Represents income allocable to non-vested share awards, which are considered participating securities under the two-class method required by US GAAP.